Exhibit 99.1

Federal Court of Appeals Upholds Antitrust Liability Verdict Against Tyco HealthCare

Affirms 2006 District Court ruling that found Tyco unlawfully maintained monopoly power and utilized unlawful restraints of trade and exclusionary dealing arrangements in the pulse oximetry market

Irvine, California – November 2, 2009 – Masimo (NASDAQ: MASI), the inventor of Pulse CO-Oximetry™ and Measure-Through Motion and Low Perfusion pulse oximetry, announced today that the Ninth Circuit Court of Appeals has affirmed the 2006 Federal District Court decision that Tyco Healthcare, now Covidien, violated the antitrust laws through anticompetitive business practices related to the sale of its Nellcor pulse oximetry products. The 2006 decision found that Tyco had unlawfully maintained monopoly power in violation of Section 2 of the Sherman Act, and that Tyco’s sole-source agreements and market-share based compliance pricing contracts were unlawful restraints of trade in violation of Section 1 of the Sherman Act and unlawful exclusionary dealing arrangements in violation of Section 3 of the Clayton Act. The Ninth Circuit also held that above-cost bundling discounts when combined with sole-source or market-share-based pricing can be anticompetitive when such practices involve a significant portion of the market. The suit was originally filed by Masimo in 2002.

Joe E. Kiani, Founder and CEO of Masimo, stated: “We hope that the results that we have fought for will help improve patient care and reduce the cost of care by improving caregivers’ access to cost-effective, innovative products. Medical products, from drugs and implantable devices to pulse oximeters, should be judged on their own merits and not based on artificial restraints on hospital purchasing placed by large manufacturers. America is struggling with rising health care costs. The best medicine for this challenge is innovation and competition. Since Masimo began our travails in the Senate and the courts to restore competition, American hospitals and care givers have begun to have more choice. That choice in pulse oximetry has not only caused pulse oximetry pricing to decrease by over 30%, but many people’s lives were either saved or improved as a direct result of their access to Masimo pulse oximeters. We hope this ruling will improve the accessibility of all life-saving products for the best care at lowest price possible for patients.”

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About Masimo

Masimo (NASDAQ: MASI) develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low-Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET® Pulse CO-OximetryTM, a breakthrough noninvasive blood constituent monitoring platform that can measure many blood constituents that previously required invasive procedures. Masimo Rainbow SET continuously and noninvasively measures total hemoglobin (SpHbTM), oxygen content (SpOC TM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and PVITM, in addition to oxyhemoglobin (SpO2), pulse rate (PR), and perfusion index (PI), allowing early detection and treatment of potentially life-threatening conditions. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to: risks related to our assumptions regarding the repeatability of clinical results, risks related to our belief that Masimo Rainbow SET and Masimo PVI provide unique clinical advantages that facilitate earlier intervention and prevention of adverse patient outcomes, risks related to our assumptions that Masimo SpHb is an accurate, reliable and acceptable clinical alternative to invasive blood tests for hospitalized patients and healthy patients in outpatient settings, and risks related to our assumptions that Masimo PVI is an accurate, reliable and acceptable clinical alternative to invasive methods of predicting fluid responsiveness, as well as other factors discussed in the “Risk Factors” section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. We do not undertake any obligation to update, amend or clarify these forward-looking statements or the “Risk Factors” contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

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Media Contacts:

Mark de Raad

Masimo Corporation

(949) 297-7041

mderaad@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Radical-7, Rad-87, Rad-57,Rad-9, Rad-8, Rad-5,Pulse CO-Oximetry and Pulse CO-Oximeter are trademarks or registered trademarks of Masimo Corporation.